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                                  EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

This Agreement is made this 20th day of August, 2000, by and between The Savings Bank, an Ohio chartered commercial bank (hereinafter called the "Bank"), and Connie L. Campbell hereinafter called the "Employee."

         WHEREAS, the Board of Directors of the Bank believes that the future services of the Employee in a senior executive capacity will be of great value to the Bank; and

         WHEREAS, the Employee is willing to continue in the employ of the Bank on a full-time basis for the term of three Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto have agreed and do hereby mutually agree as follows:

1.       Term -- Agreement to Serve

         The Bank hereby employs for itself or its subsidiaries (hereinafter sometimes collectively referred to as "Bank"), the services of Employee for a period commencing as of the date first written above and terminating December 31, 2002 (the "Termination Date"), subject to the rights of earlier termination hereinafter set forth, to perform the duties of Executive Vice President. The Employee hereby accepts such employment in consideration of the compensation and the other terms and conditions herein provided, and agrees to serve the Bank well and faithfully and to devote her best efforts to such employment as long as it shall continue hereunder. During the period of such employment, the Employee will devote all of her time and attention -- reasonable vacations, periods of illness and the like excepted -- to the affairs of the Bank.

2.       Base Salary and Fringe Benefits

         Except as otherwise provided herein, as compensation for these services hereunder, the Bank will pay to Employee, in installments and on dates in accordance with its normal payroll, during the period of her employment hereunder, a base salary at the aggregate rate of Sixty Six Thousand Dollars ($66,000) per year, subject to the right of the parties, by mutual agreement, to adjust such rate upward in respect of any future calendar year or years after the date hereof, hereinafter "Base Pay."

         In addition the Bank shall:

         (a) Provide $50,000 in term life insurance, payable to the beneficiary of Employee's choice.

         (b)      Provide four (4) weeks paid vacation annually.




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         (c)      Pay for and provide to Employee reasonable and customary
                  disability insurance. In the event the parties are unable to agree on what shall constitute "reasonable and customary" the decision of the Bank shall be conclusive, provided, however, that such insurance shall provide Employee with a monthly disability insurance payment equal to not less than 60% of her monthly Base Pay and Employee shall be entitled to receive 100% of her Base Pay during the first ninety (90) days of any disability of Employee.

         (d) Provide for the Employee's participation in other employee benefit plans or programs of the Bank, if any, to the extent that her position, tenure, salary and other qualifications make her eligible to participate, subject to the rules and regulations applicable thereto including employee bonus plans, if any, as the same may be in effect from time to time.

         (e) Reimbursement of fees and expenses incurred in connection with business of the Bank including, fees for attendance at banking related conventions and similar items approved by the Board of Directors.

3.       Termination of Employment

         The employment of the Employee under the terms of this Agreement shall cease and terminate as follows:

         (a)      Expiration of Term

                  On the Termination Date; or,

         (b)      Death

                  On the date of her death; or,

         (c)      Termination by the Bank with Cause

                  For Cause at any time by action of the Board. For purposes hereof, the term "Cause" shall mean removal by order of a regulatory agency having jurisdiction over the Bank, or the Employee's willful and repeated failure to perform her duties under this Employment Agreement, which failure has not been cured within thirty (30) days after the Bank gives notice thereof to the Employee; it being expressly understood that negligence or bad judgment shall not constitute "Cause" so long as such act or omission shall be without intent of personal profit and is reasonably believed by the Employee to be in or not adverse to the best interests of the Bank; or,




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         (d)      Disability

                  Upon receipt by the Employee of written notice from the Bank that, in its opinion, based on reliable medical evidence, the Employee is unable by reason of permanent disability to continue the proper performance of her duties hereunder. For purposes of this Employment Agreement, the Employee's "permanent disability" shall be deemed to have occurred after one hundred eighty (180) consecutive days, during which one hundred eighty (180) days the Employee, by reason of her physical or mental disability or illness, shall have been unable to discharge her duties under this Employment Agreement. The date of permanent disability shall be such one hundred eightieth (180th) day. In the event either the Bank or the Employee, after receipt of notice of the Employee's permanent disability from the other, dispute that the Employee's permanent disability shall have occurred, the Employee shall promptly submit to physical examinations by three physicians in the Circleville, Ohio, area, one of whom shall be a physician who regularly has treated Employee, and, unless two of such physicians shall issue their written statement to the effect that in their opinion, based on their diagnosis, the Employee is capable of resuming her employment and devoting her full time and energy to discharging her duties within sixty (60) days after the date of such statement, such permanent disability shall be deemed to have occurred. or,

         (e)      Termination by the Bank without Cause

                  At the election of the Bank, at any time during the term of this Agreement without cause.

         (f)      Termination in Connection with Change in Control.

                  In the event that the employment of the Employee is terminated by the Bank in connection with a Change of Control (hereinafter defined) for any reason other than for "Cause" as defined in Section 3(c) above, then the following shall occur:

                  (i) The Bank shall promptly pay to the Employee or to her beneficiaries, dependents or estate an amount equal to the product of 2.0 multiplied by the Employee's "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (hereinafter collectively referred to as "Section 280G");

                  (ii) The Employee, her dependents, beneficiaries and estate shall continue to be covered at the Bank's expense under all health, life, disability and other benefit plans of the Bank, as described in Section 2 of this Agreement, in which the Employee was a participant prior to the effective date of the termination of her employment as if the Employee were still employed under this Agreement until the earlier of the expiration of the term of this



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                           Agreement or the date on which the Employee is
                           included in another employer's benefit plans as a full-time employee; and

                  (iii) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any amounts received from other employment or otherwise by the Employee offset in any manner the obligations of the Bank hereunder, except as specifically stated in subparagraph (ii) above.

                  (iv) A "Change in Control" shall mean any one of the following events:

                           (A) the acquisition of ownership or power to vote more than 35% of the voting stock of the Bank;

                           (B) the acquisition of the ability to control the election of a majority of the directors of the Bank;

                           (C) during any period of three or less consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof; provided, however, that any individual whose election or nomination for election as a member of the Board of Directors of the Bank was approved by a vote of at least two-thirds of the directors then in office shall be considered to have continued to be a member of the Board of Directors of the Bank;

                           (D) an event that would be required to be reported in response to Item 1(a) of Form 8-K or Item 6(e) of
                           Schedule 14A of Regulation 14A pursuant to the Securities Exchange Act of 1934, as amended (hereinafter referred to as the "Exchange Act"), or any successor thereto, whether or not any class of securities of the Bank is registered under the Exchange Act.

                  (v) In the event that the Employee becomes entitled to the benefits or payments set forth under this Section 3(f) or other benefits due from the Bank to Employee (together, the "Total Benefits"), and in the event that any of the Total Benefits will be subject to the Excise Tax as set forth in Section 280G of the Code (herein the "Excise Tax"), the Bank shall pay to the Employee an additional amount (the "Gross-Up Payment(s)") on a monthly basis in addition to the amounts set forth in Section 3(f) hereof, such that the net amount retained by the Employee, after deduction of any Excise Tax on the Total Benefits and any federal, state and local income tax, Excise Taxes and FICA and Medicare withholding taxes upon the payment provided for by this Section 3(f), shall be equal to the Total Benefits.



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                           For purposes of determining whether any of the Total
                           Benefits will be subject to the Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by the Employee in connection with a Change in Control or the Employee's termination of employment (whether pursuant to the terms of this Agreement or any other agreement, or other plan or arrangement with the Bank, any Person whose actions result in a Change in Control or any Person affiliated with the Bank or such Person) shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel ("Tax Counsel") selected by the Bank's independent auditors and acceptable to the Employee, such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code), or are otherwise not subject to the Excise Tax, (ii) the amount of the Total Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Benefits reduced by the amount of such Total Benefits that in the opinion of Tax Counsel are not parachute payments, or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) (after applying clause
                           (i), above), and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Bank's independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payments, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar years in which the Gross-Up Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Employee's residence on the date of termination of employment, net of the reduction in federal income taxes which could be obtained from deduction of such state and local taxes (calculated by assuming that any reduction under Section 68 of the Code in the amount of itemized deductions allowable to the Employee applies first to reduce the amount of such state and local income taxes that would otherwise be deductible by the Employee).

                           In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Employee's employment, the Employee shall repay to the Bank, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payments attributable to such reduction (plus that portion of the Gross-Up Payments attributable to the Excise Tax, federal, state and local income taxes and FICA and Medicare withholding taxes imposed on the Gross-Up Payments being repaid by the Employee to




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                           the extent that such repayment results in a reduction
                           in Excise Tax, FICA and Medicare withholding taxes and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Employee's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payments), the Bank shall make an additional Gross-Up Payment to the Employee in respect of such excess (plus any interest, penalties or additions payable by the Employee with respect to such excess) at the time that the amount of such excess is finally determined."

                  (vi) For purposes of this Agreement, an event shall be deemed to have occurred "in connection with a Change in Control" if such event occurs within one year before or after a Change in Control.

         Upon termination of employment of the Employee pursuant to paragraph 3(a), (b), (c), (d) or (e) above, the Employee shall be entitled to receive the amount of Base Pay provided for in paragraph 2 hereof through the date of her termination of employment. In addition, in the event of the termination of employment of Employee pursuant to paragraph 3(e) above, the Bank shall pay to the Employee a lump sum severance payment in an amount equal to the Base Pay and other benefits set forth in Section 2 hereof through December 31, 2002, unless such termination occurs as a result of a "Change of Control" pursuant to
         Section 3(f) hereof, in which case the provisions of that Section 3(f) shall apply.


4.       Covenant Not to Compete

         (a)      Throughout the term of this Agreement and for a period of one
                  (1) year thereafter, Employee agrees that she will not, except on behalf of the Bank or with the written consent of the Bank,

                  (i) engage in any business activity, directly or indirectly, on her own behalf or as a partner, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held Bank), director, trustee, principal, agent, employee, consultant or otherwise of any person, firm or Bank, which is competitive with any activity in which the Bank or any parent, subsidiary or affiliate of the Bank is engaged at the time,

                  (ii) allow the use of her name by or in connection with any business which is competitive with an activity in which the Bank or any parent, subsidiary or affiliate of the Bank is engaged, or

                  (iii) offer employment to or employ, for herself or on behalf of any competitor of the Bank or any parent, subsidiary or affiliate thereof, any person who



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                          at any time within the prior three years shall have
                          been employed by the Bank or any parent, subsidiary or affiliate of the Bank.

         (b) The parties acknowledge that this paragraph 5 is fair and reasonable under the circumstances. It is the desire and intent of the parties that the provisions of this paragraph 5 shall be enforced to the fullest extent permitted by law. Accordingly, if any particular portion of this paragraph 5 shall be adjudicated to be invalid or unenforceable, this paragraph 5 shall be deemed amended to:

                  (i) reform the particular portion to provide for such maximum restrictions as will be valid and enforceable, or if that is not possible; and

                  (ii) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such reformation or deletion to apply only with respect to the operation of this paragraph 5 in the particular jurisdiction in which such adjudication is made.

         (c) The provisions of this paragraph 5 shall not apply in the event the employment of the Employee is terminated by the Bank pursuant to paragraph 3(e) of this Agreement.

         (d) During the term of Employee's employment hereunder, the covenants contained in this paragraph 5 shall apply without regard to geographic location. Upon the termination of Employee's employment, the covenants contained in this paragraph 5 shall be limited to those areas in Pickaway County, Ohio or within a two (2) mile radius of any township contiguous to Pickaway County, Ohio.

5.       Inventions, Discoveries and Improvements

         The Employee hereby agrees to assign and transfer to the Bank, its successors and assigns, her entire right, title and interest in and to any and all inventions, discoveries, trade secrets and improvements thereto which she may discover or develop, either solely or jointly with others, during her employment hereunder and for a period of one year after termination of such employment, which would relate in any way to the business of the Bank or any parent, subsidiary or affiliate of the Bank, together with all rights to letters patent, copyrights or trademarks which may be granted with respect thereto. Immediately upon making or developing any invention, discovery, trade secret or improvement thereto, Employee shall notify the Bank thereof and shall execute and deliver to the Bank, without further compensation, such documents as may be necessary to assign and transfer to the Bank her entire right, title and interest in and to such invention, discovery, trade secret or improvement thereto, and to prepare or prosecute applications for letters patent with respect to the same in the name of the Bank.




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6.       Confidential Information

         Employee shall not at any time, in any manner, while employed by the Bank or thereafter, either directly or indirectly, except in the course of carrying out the Bank's business or as previously authorized in writing on behalf of the Bank, disclose or communicate to any person, firm, or Bank, any information of any kind concerning any matters affecting or relating to the Bank's business or any of its data, figures, projections, estimates, customer lists, tax records, personnel histories, and accounting procedures of the Bank, without regard to whether any or all of such information would otherwise be deemed confidential or material. In the event that Employee is required to disclose such information under the terms of a subpoena issued by a court of competent jurisdiction, Employee shall give written notice of such subpoena to the Bank within two (2) days of receipt. The Bank may undertake to obtain an order dismissing such subpoena prior to Employee's obligations to supply information thereunder. If the Bank does not obtain such an order, the Employee shall not be deemed to have violated the provisions hereof by disclosures made pursuant to such subpoena.

7.       Non-Assignability

         (a) Neither party to this Agreement shall have the right to assign this Agreement or any rights or obligations hereunder provided that nothing herein shall prevent the Employee from designating one or more members of her family or a trust or trusts for the members of her family as a beneficiary or beneficiaries entitled to receive payments hereunder as heretofore specified.

         (b) Except as provided above, no title to any payments which shall become due and payable to the Employee, her personal representative or designated beneficiary under the provisions hereof, shall be vested in her or any of them until the actual payment thereof is made to such person by the Bank in accordance with the provisions of this Agreement. Neither she nor any of them shall have the right or power to transfer, assign, anticipate or encumber any interest in any such payment, prior to the actual receipt thereof from the Bank. None of them shall be permitted to appoint any agent or attorney-in-fact and except as provided herein, to collect or receive her share of such payments or any part thereof unless permission to do so shall be specifically granted by the Bank in writing. The Bank, in the absence of such written permission, shall not in any manner recognize such appointment, transfer, assignment or encumbrance.

         (c) If the Employee or any personal representative or any designated beneficiary attempts to transfer, assign or encumber her interest in such payments, or any part thereof, prior to the payment or distribution thereof to him or her; or, if any transfer or seizure thereof is attempted to be made or brought through the operation of any bankruptcy or insolvency law, the right of the person taking such action or concerned therein or affected thereby, and who would, but for this provision, be entitled to receive such payments, or any part thereof, shall forthwith and ipso facto terminate, all rights bestowed on any such person being hereby, on the happening of any such event, expressly revoked; and the Bank



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                  shall thereafter, in its absolute discretion, at such time or times as it deems proper, cause such part of such person's theretofore existing share of such payments to be paid to such person or persons, including the Employee, or any parent, spouse or child of said person, as the Bank, in its uncontrolled discretion, shall deem advisable; and the remainder of such payments, if any, may be distributed by the Bank to the person or person who would have been entitled to receive the same if such person had died immediately prior to said attempted transfer, assignment or encumbrance, or attempted transfer or seizure by operation of law.

8.       Binding Effect

         This Agreement shall be binding upon and inure to the benefit of any successor of the Bank, and any such successor shall be deemed substituted for the Bank under the terms of this Agreement. As used in this Agreement, the term "successor" shall include any person, firm, Bank, or other business entity which, at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Bank.

9.       Entire Agreement

         This Agreement contains the entire agreement of the parties hereto concerning the subject matter hereof, and if the date hereof supersedes and cancels any and all other oral or written agreements or understandings between the parties with respect to the subject matter hereof. The Agreement may not be changed orally, but only by agreement in writing signed by both parties.

10.      Authorization for Acts of Bank

         Any act, request, approval, consent or opinion of the Bank hereunder shall be authorized, given or expressed by resolution of its Board of Directors.

11.      Arbitration

         In the event the parties are unable to resolve any issue, misunderstanding, disagreement or dispute after making a good faith effort to do so, the parties hereto agree to arbitrate any such issue, misunderstanding, disagreement or dispute in connection with the terms in effect in this Agreement in accordance with the Rules of the American Arbitration Association, before one arbitrator mutually agreeable to the parties hereto. If after eight weeks they have been unable to agree upon one arbitrator, then either party may appoint one arbitrator and require the other party to appoint a second arbitrator. Whereupon, the two appointed arbitrators shall appoint a third arbitrator mutually agreeable to the two arbitrators. The arbitration shall occur in Circleville, Ohio, or such other place as mutually agreed upon. Each party shall bear their own expenses in connection with such arbitration.

12.      Regulatory Reformation



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         If any provision of this Agreement shall be deemed unacceptable to Ohio
         Department of Financial Institutions or the Federal Deposit Insurance Corporation (hereinafter collectively referred to herein as the "Regulators"), the parties shall use their best efforts to cause the Regulators to find this Agreement acceptable. In the event the parties are unable to agree upon such modifications as are required to make the Agreement acceptable to the Regulators, then either party may terminate this Agreement and the parties shall have no further obligations hereunder whatsoever. Such termination shall not affect the ability of the Employee to continue to work for the Bank on an "at will" basis as mutually agreed by the Employee and the Bank.

13.      Governing Law

         This Agreement is executed and delivered in the State of Ohio and is intended to be interpreted, construed and enforced in accordance with the laws of such State.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                                    The Savings Bank


                                    By:  /s/ Thomas F. Tootle
                                        ----------------------------------------
                                    Its: Chairman
                                        ----------------------------------------

                                     Connie L. Campbell
                                    --------------------------------------------
                                    Employee







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